            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No.
1 to the Proxy Statement and Prospectus, Agreement and Plan of Reorganization,
and the Statement of Additional Information, constituting parts of Registration
Statement No. 333-132344 to be filed on or about May 15, 2006 on Form N-14 of
Morgan Stanley Strategist Fund, of our reports dated September 16, 2005 relating to the July 31, 2005 financial statements and financial highlights of Morgan
Stanley Strategist Fund and Morgan Stanley Total Return Trust. We also consent to the references to us under the captions "Financial Statements and Experts" in the Proxy Statement and Prospectus and "Representations and Warranties" in the
Agreement and Plan of Reorganization, which are part of such Registration
Statement.

Deloitte & Touche LLP
New York, New York
May 15, 2006